FARMOUT AND JOINT VENTURE AGREEMENT

BETWEEN

AMARC RESOURCES LTD.

AND

ROCKWELL VENTURES INC.

SCHEDULE 1:	DESCRIPTION OF PROPERTY
SCHEDULE 2:	FORM OF CALL NOTICE

THIS AGREEMENT dated for reference the 1st day of November, 2004.

AMONG:

AMARC RESOURCES LTD., having an office at, Suite 1020-800 West Pender Street, Vancouver British Columbia, V6C 2V6

(hereinafter called “Amarc”)

OF THE FIRST PART

AND:

ROCKWELL VENTURES INC., having an office at Suite 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(hereinafter called “RCW”)

OF THE SECOND PART

WHEREAS:

(A)                Amarc beneficially owns and holds rights to acquire interests in the Property (as hereinafter defined);

(B)                Amarc has agreed to grant to RCW rights to earn a working interest (an “Interest”) in the Property by providing funds for exploration work to be conducted on the Property in conjunction with other exploration work Amarc is conducting on the Property;

(C)                The exploration work is intended to quality as CEE (as defined);

(D)                For a period of 150 days after RCW has earned an Interest in the Property, Amarc will have the option of purchasing RCW’s Interest in the Property on the terms and conditions of this Agreement;

(E)                If Amarc does not exercise its option to purchase RCW’s Interest in the Property, Amarc will form a joint venture with RCW proportional to their respective Interests to coordinate exploitation of their Interests and to consider further exploration and development of the Property;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of $1.00 now paid by RCW to Amarc and the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1                      In this Agreement the following words and phrases shall have the following meanings:

(a)            “Affiliate” means, in respect of a party hereto, a corporation with which that party is affiliated within the meaning of subsection 1(2) of the Securities Act (British Columbia).

(b)            “Business Day” means a day, other than a Saturday, Sunday or Statutory Holiday on which the main branch of Canadian Imperial Bank of Commerce in Vancouver, British Columbia is open to the public for the transaction of business.

(c)            “Call” means Amarc’s right to purchase RCW’s Interest in the Property in certain events as described in Article 5.

(d)            “Call Notice” means notice in the form of Schedule 2.

(e)            “Call Price” has the meaning set out in §5.3.

(f)            “CEE” means Canadian exploration expense as defined in s.66.1(6) of the Tax Act.

(g)            “Earn-In Date” has the meaning in §3.8.

(h)            “Interest” means an undivided beneficial percentage working or participating interest to be earned by RCW in the Property (subject to any royalties and liabilities to which the Property are subject) calculated as 50% for $600,000 or pro rata to the nearest full percent. Amarc’s Interest will be equal to 100%, less RCW’s Interest.

(i)            “Joint Venture” means the joint venture to be formed as of the Participation Date between Amarc and RCW in respect of the Property upon RCW having earned an Interest.

(j)            “Joint Venture Agreement” means the joint venture agreement to be entered into between Amarc and RCW as provided for in Article 4 hereof.

(k)            “Operator” means Amarc or such other third party that Amarc appoints to carry out Expenditures.

(l)            “Option” means the right of RCW herein granted to earn-in up to a 50% Interest by incurring $600,000 of Qualified Expenditures within 12 months of the date hereof.

(m)            “Other Tenements” means all surface rights of and to any lands within the perimeter of the Amarc Property including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefor) acquired by or on behalf of the parties with respect to the Amarc Property.

(n)            “Participant” means any party having an Interest and its successors and permitted assigns. “Participants” means collectively all parties having an Interest and their respective successors and permitted assigns.

(o)            “Participation Date” shall have the meaning determined in accordance with §3.8.

(p)            “Program” means a program to carry out exploration and incur Qualified Expenditures on the Property represented by a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated Qualified Expenditures to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken and shall include any amendments to a Program as may be agreed upon by the parties.

(q)            “Property” means the mining properties, claims, interest and other rights comprised in the mineral claims more particularly described in Schedule 1 and shall include any renewal thereof and any other form of successor or substitute title therefor, and shall include any other mineral properties, claims or interest made part of the Property pursuant to this Agreement.

(r)            “Qualified Expenditure” means an expense, incurred by RCW in carrying out any part of the Program, that qualifies as CEE.

(s)            “Tax Act” means the Income Tax Act (Canada) as amended and in force from time to time.

(t)            “TSX” means the TSX Venture Exchange.

1.2                       This Agreement shall be read with such changes in gender or number as the context shall require.

1.3                       The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

1.4                       Unless otherwise stated, a reference herein to a numbered or lettered article, paragraph, clause or schedule refers to the article, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to “this” article, paragraph, clause or schedule means the article, paragraph, clause or schedule in which the reference appears. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

1.5                       All dollar amounts expressed herein refer to lawful currency of Canada.

1.6                       Wherever interest is chargeable under this Agreement, unless otherwise specifically provided, interest will be at the specified per annum rate, calculated daily and compounded on the last day of each calendar month. For the purposes hereof, the Prime Rate in effect for each day of a month shall be equal to the Prime Rate declared at noon on the first Business Day of that month. For greater certainty, the daily interest rate chargeable will be the specified per annum rate divided by the number of days in that calendar year.

1.7                       A reference to a statute, regulation or other legislation herein shall be deemed to extend to and include any amendments thereto and successor legislation.

1.8                       The following schedules are incorporated into this Agreement by reference:

Schedule	Description

1	Description of Property
2	Form of Call Notice

1.9                       This Agreement shall be construed and governed by the laws in force in the Province of British Columbia and, except as provided in Article 6, the courts of said Province shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This paragraph shall not be construed to affect the rights of a party to enforce a judgment or award outside the said Province, including the right to record or enforce a judgment or award in any jurisdiction in which the Property is situated.

1.10                      If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1                       Each party represents and warrants to the other parties with respect to such party that:

(a)            it is a body corporate duly incorporated, organized and validly subsisting under the laws of British Columbia;

(b)            it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)            neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement or instrument to which it is a party;

(d)            the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents or directors’ or shareholders’ resolutions or any judgement, order, law or governmental or administrative regulation or restriction applicable to it; and

(e)            all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder.

2.2                       Amarc represents and warrants to RCW that:

(a)            the mineral claims and other interests comprising the Property are accurately described in Schedule 1, are presently in good standing under the laws of British Columbia and, except as noted in Schedule 1, are free and clear of all liens, charges and financial encumbrances and Amarc owns or has the right to acquire the percentage interest noted thereon pursuant to a valid option;

(b)            any mineral claims included in the Property as described in Schedule 1 have been properly and legally staked, recorded,tagged and maintained;

(c)            there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Property, nor to the knowledge of Amarc is there any basis therefore or interest therein, and there are no other agreements or options to acquire or purchase the Property or any portion thereof, and no person has any other royalty or other interest whatsoever in production from any part of the Property;

(d)            no proceedings are pending for and Amarc is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of Amarc or the placing of Amarc into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(e)            the Property and its existing and prior uses comply with and Amarc is not in violation of and has not violated in connection with its ownership, use, maintenance or operation of the Property, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals, including environmental, health safety and similar matters; and

(f)            the performance of this Agreement will not be in violation of or conflict the memorandum and articles of Amarc or any agreement to which Amarc is a party and will not give any person or company right to terminate or cancel any agreement or any right enjoyed by Amarc and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Amarc.

2.3                       The representations, warranties, covenants, agreements and conditions herein set out upon which the parties have relied in entering into this Agreement and shall survive the acquisition of the Interest in the Property by RCW, and each party will indemnify and save the others harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement (including, without limitation, legal fees and disbursements).

ARTICLE 3

OPTION AND EXPLORATION PROGRAMS

3.1                       Amarc hereby grants to RCW the right to earn an Interest in the Property by incurring Qualified Expenditures by funding Amarc with funds equal to the proposed Interest to be earned, such funds to be utilized by Amarc in making Qualified Expenditures on the Property for and on behalf of RCW within 12 months of the date hereof. Amarc agrees it shall offer to RCW Qualified Expenditure Work Programs totalling at least $600,000 within the 12-month period from the date hereof. On execution hereof, RCW shall elect to participate in the initial program and shall fund it with a payment to Amarc of up to $600,000.

3.2                       The Interest earned by RCW hereunder will be deemed to be earned rateably as Qualified Expenditures are incurred by Amarc on behalf of RCW. If RCW provides Amarc with less than $600,000 after execution hereof but elects to participate in programs for more than it has funded, then it shall provide additional funding up to the elected amount within five days of receipt of such invoice from Amarc for RCW’s share of additional incurred Qualified Expenditures failing which it shall be in default and shall thereupon lose the right to earn any additional Interest (but shall remain liable for amounts incurred to the date of default)..

3.3                       RCW hereby retains Amarc to incur or cause to be incurred on behalf and for the account of RCW, the Qualified Expenditures required pursuant to this Article 3 and Amarc may in turn retain Hunter Dickinson Inc. or such other professionally qualified third party (herein referred to as a “Designee”) as it deems appropriate to incur, on behalf of RCW, the Qualified Expenditures required by this Article 3.

3.4                       Amarc shall deliver to or cause to be delivered to RCW, on a monthly basis and within 20 days of the month-end, a statement of the Qualified Expenditures actually incurred during the preceding month along with an invoice for any shortfall in RCW’s funding. RCW shall be liable for overruns up to 20% of a program. RCW may question the accuracy of any such statement and invoice, by written notice to Amarc delivered within thirty (30) days following the receipt by RCW of such statement. Upon delivery by Amarc of a notice questioning the accuracy of such statement, the matter shall be referred to Amarc’s independent Chartered Accountants for final determination. If Amarc’s independent Chartered Accountants are unable or unwilling to make such determination, the matter may be referred to arbitration in accordance with Article 6. If Amarc’s accountant or the arbitrator, as the case may be, determines that Amarc’s statement was accurate (within one percent (1%)), no other action shall be taken with respect thereto and the costs of such audit or arbitration, as the case may be, shall be borne by RCW. Otherwise the statement shall be corrected and Amarc will pay the audit or arbitration cost.

3.5                       During the currency of the earn-in rights under this Article 3, Amarc or its Designee shall act as Operator for the purpose of carrying out work and incurring Qualified Expenditures. All such work and Qualified Expenditures shall be in accordance with one or more Programs prepared by Amarc in consultation with RCW. Any amendments to any Program shall similarly be prepared by Amarc in consultation with RCW. RCW shall have final decision over its participation in all Programs.

3.6                       During the currency of RCW’s rights pursuant to Article 3 hereunder, RCW or its representatives, at their own risk and expense, and upon giving Amarc reasonable prior notice, may access the Property at all reasonable times and inspect all records prepared by Amarc in connection with work done on or with respect to the Property, pursuant to this Agreement.

3.7                       At any time prior to the Participation Date, RCW may, subject to Amarc’s Call right referred to in Article 5 of this Agreement, terminate this Agreement so long as it is not in default of any of its funding obligations under this Agreement by giving notice in writing to that effect to Amarc. In the event of termination, RCW shall have a pro rata interest in the Property which it has earned before the termination of the Agreement); provided, however, that RCW shall remain liable solely for any amount owing respecting Qualified Expenditures incurred on its behalf and all other unsettled obligations arising from its activities carried on for its benefit in respect of the Property.

3.8                       Subject to earlier termination hereunder and provided that Amarc has not exercised its Call right referred to in Article 5 of this Agreement, the Participation Date shall be that date which is the earliest of:

(a)            150 days after the date RCW has earned the maximum Interest available hereunder by having incurred and funded its maximum Interest in accordance with the terms of this Agreement; and

(b)            150 days after the date RCW actually ceases to provide funding for further Qualified Expenditures or notifies of its intention to the cease funding and has thereby terminated its earn-in option, subject to the Call and the obligation to form a Joint Venture if the Call is not exercised.

Such date which is 150 days before the Participation Date being the “Earn-In Date”.

3.9                       At the close of business on the date which is the Participation Date, RCW and Amarc shall form the Joint Venture referred to in Article 4.

ARTICLE 4

JOINT VENTURE

4.1                       Upon the Participation Date, Amarc and RCW will form a Joint Venture for the purpose of carrying out further exploration, development and production work on the Property and will negotiate in good faith to execute a Joint Venture Agreement, said agreement to have standard Rocky Mountain Mineral Law Foundation terms and shall include as primary terms, but not be limited to, the following provisions:

(a)            the initial interest of RCW in the Joint Venture will be the Interest RCW has earned pursuant to this Agreement and the interest of Amarc will be 100% less this percentage;

(b)            Amarc shall be the initial operator of the Joint Venture and Amarc shall be the operator as long as Amarc has at least 50%;

(c)            the operations of the Joint Venture will be overseen by a management committee, with each party to have voting rights on such committee equal to their Interest in the Joint Venture;

(d)            each party will have 15 days following adoption of a work program to elect to participate therein and invoices rendered to participating parties in respect of any work program shall be payable within 30 days; and

(e)            each party will grant to the other a 30-day right of first refusal with respect to the sale of such party’s interest in the Joint Venture.

ARTICLE 5

AMARC’S CALL

5.1                       On the Participation Date RCW and Amarc shall have undivided Interests determined according to Article 3.

5.2                       For a period of 150 days after the Earn-In Date, Amarc shall have the exclusive right to purchase all, but not less than all (the “Call”), of RCW’s Interest in the Property providing such purchase is completed within 60 days from the Call Notice to RCW, subject to such 60 day period being extended by any period reasonably required by Amarc (using always its reasonable efforts to complete the Call) necessitated by the requirements of any regulatory authority or due to any delay in RCW providing information reasonably necessary to complete the Call or any delay caused by any other reason beyond the reasonable control of Amarc. The Call Notice shall be initiated in the form attached as Schedule 2.

5.3                       The Call may be exercised in cash or in consideration of the issuance of Amarc common shares (at Amarc’s election). Subject to rateable adjustment for lesser Interests earned, the acquisition price of RCW’s called Interest to Amarc shall be equal to the sum of a number of

Amarc shares (or cash equivalent) valued as provided for in §5.4 calculated as 110% of the Qualified Expenditures incurred by or for the account of RCW to earn its Interest, the total Amarc shares (or cash equivalent) hereof being herein the “Call Price”.

5.4                       The common shares of Amarc to be issued upon exercise of the Call shall be valued at the weighted average 10-day trading prices (last trade price in the day times volume for the trade day over 10 days; then the sum thereof divided by the total volume over the 10 day period) of Amarc’s common shares as quoted on the TSX for the 10 trading days prior to the date of the call notice after Amarc provides RCW with notice of its intention to exercise the Call.

ARTICLE 6

ARBITRATION

6.1                       Any matter required or permitted to be referred to arbitration pursuant to this Agreement will be determined by a single arbitrator to be appointed by the parties hereto.

6.2                       Any party may refer any such matter to arbitration by written notice to the others and, within ten days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

6.3                       If the parties cannot agree on a single arbitrator as provided in §6.1, or if the person appointed is unwilling or unable to act, either party may request the court to appoint a single arbitrator in accordance with the Commercial Arbitration Act of the Province of British Columbia (the “Act”).

6.4                       Except as specifically provided in this Article, an arbitration hereunder shall be conducted in accordance with the Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Article. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

ARTICLE 7

NOTICE

7.1                       Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same (first class postage prepaid) or by sending the same by facsimile transfer or other similar form of telecommunication, in each case addressed as follows:

(a)	If to Amarc, at:

Suite 1020 – 800 West Pender Street Vancouver, British Columbia, V6C 2V6

Attention: Ronald Thiessen Fax: (604) 684-8092

(b)	If to RCW, at:

Suite 1020 – 800 West Pender Street Vancouver, British Columbia, V6C 2V6

Attention: Rene Carrier Fax: (604) 684-8092

7.2                       Any notice, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, shall be deemed to have been given and received on the third Business Day following the day of mailing, except in the event of disruption of the postal service in which event notice shall be deemed to be received only when actually received and, if sent by facsimile transfer or other similar form of telecommunication, shall be deemed to have been given or received on the next Business Day following the day on which it was so sent.

7.3                       Any party may at any time give to any other party notice in writing of any change of address of the party giving such notice or of notice of an assignment giving contact information of a new party, and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the purposes of giving notice hereunder. Any change of address notice shall include a contact number for the sending of notices by telecommunication hereunder.

ARTICLE 8

FORCE MAJEURE

8.1                       No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, earthquake, explosion, strikes, lockouts or other industrial disturbances, power line failures; laws, rules and regulations or orders of any duly constituted court or governmental authority; or nonavailability of materials or transportation (each an “Intervening Event”).

8.2                       All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article, plus an additional time period reasonable in the circumstances.

8.3                       A party relying on the provisions of this Article will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

8.4                       A party relying on the provisions of this Article shall give notice to the other party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

8.5                       No party claiming force majeure has any obligation to accede to labour demands in strike or lock-out situations.

ARTICLE 9

GENERAL PROVISIONS

9.1                       This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

9.2                       No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a)            be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b)            be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c)            constitute a general waiver under this Agreement; or

(d)            eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

9.3                       The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

9.4                       All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Such bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

9.5                         If any party (a “Defaulting Party”) is in default of any requirement herein set forth, the other party may give written notice to the Defaulting Party specifying the default. The Defaulting Party shall not lose any rights under this Agreement unless, within 30 days after the giving of notice of default by the other party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default. Upon any such failure, the other party shall be entitled to seek any remedy it may have on account of such default.

9.6                         Time shall be of the essence in the performance of this Agreement.

9.7                         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.8                         If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power, or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II, living on the date of execution of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the _____day of November, 2004 effective as of the 1st day of November, 2004.

AMARC RESOURCES LTD.

Per:
Ronald W. Thiessen

ROCKWELL VENTURES INC.

Per:
Rene Carrier

SCHEDULE 1

To a Farmout and Joint Venture Agreement between Amarc Resources Ltd. and Rockwell Ventures Inc. dated for reference the 1st day of November, 2004.

DESCRIPTION OF PROPERTY

SCHEDULE 2

To a Farmout and Joint Venture Agreement between Amarc Resources Ltd. and Rockwell Ventures Inc. dated for reference the 1st day of November, 2004

CALL NOTICE

Date	◆

TO:	◆ which has acquired an Interest pursuant to the Farmout and Joint Venture Agreement dated for reference the 1st day of November, 2004.

Amarc hereby gives you notice that it intends to purchase your Interest in the Property by the issuance of ◆ Amarc Shares valued at $◆ each. Our calculation pursuant to §5.3 and §5.4 is attached.

Please confirm your preparedness to accept the foregoing consideration.

AMARC RESOURCES LTD.

Per:
Authorized Signatory

Receipt of the foregoing Call terms are acknowledged this ___ day of _______________, 2004.

◆

Per:
Authorized Signatory